EXHIBIT 99.2

To Form 8-K dated July 27, 2017

Seacoast Banking Corporation Second Quarter Earnings July 28, 2017 10:00 AM Eastern Time

SPEAKERS

Dennis Hudson - Chairman and CEO

Chuck Shaffer - CFO

Chuck Cross - EVP and Commercial Banking Executive

ANALYSTS

David Feaster - Raymond James

Michael Young - SunTrust Robinson Humphrey

Kyle Peterson - FBR Capital Markets & Co.

Jeff Cantwell - Guggenheim Securities LLC

Christopher Marinac - FIG Partners LLC

PRESENTATION

Operator: Welcome to the Seacoast Banking Corporation Second Quarter 2017 Earnings Conference Call. My name is Hilda and I will be your operator. Before we begin, I have been asked to direct your attention to the statement contained at the end of our press release regarding forward-looking statements.

Seacoast will be discussing issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act, and their comments today are intended to be covered within the meaning of that act. Please note that this conference is being recorded.

I will now turn the call over to Mr. Dennis Hudson, Chairman and CEO, Seacoast Bank. Mr. Hudson, you may begin.

Dennis Hudson: Thank you very much, operator, and thank you, everyone, for joining us today on our call. Our press release which we released yesterday after the market close as well as an investor presentation can be found on the investor portion of our website under presentations.

With us today is Chuck Shaffer, our Chief Financial Officer, who will discuss our financial and operating results; as well as Julie Kleffel, our Community Banking Executive; Chuck Cross, our Commercial Banking Executive; David Houdeshell, our Chief Risk Officer; and Jeff Lee, our Chief Marketing and Analytics Officer.

Our second quarter's results show again that Seacoast’s core balanced growth strategy combining investments and organic growth with well-integrated acquisitions that strengthen our position in important Florida markets is working. Household acquisition and all loan production categories were strong this quarter as we continue to stick to our credit guardrails, and we're benefiting from our low cost deposit base. The acquisitions we recently completed are contributing as well to our results.

Second quarter net revenue increased 14% over the prior quarter and 25% over the second quarter last year. Adjusted net income for the quarter rose 23% sequentially and 38% compared to 2016. Adjusted net income per share of $0.29 for the quarter is up 12% sequentially and 21% compared to the prior year.

Our return metrics continue to trend higher with adjusted return on tangible assets of 1.02% for the quarter, adjusted return on average tangible shareholders' equity of 11.22% and adjusted efficiency ratio now of 61.2%. These are substantial improvements over the prior year, and we're on track to achieve our Vision 2020 medium term guidance goals of an adjusted return on average tangible assets of more than 1.3%, a return on equity exceeding 15% and bringing our efficiency ratio down to at or below 50%. These are all measures that we established and rolled out in our Investor Day last February.

Turning to our operations, as we detailed in our earnings release, loan production was strong across the board. We achieved record consumer and small business originations again this quarter, and our pipeline at the first half of the year is robust across all four of our loan categories, both consumer, small business, commercial, and mortgage.

As we explained in detail at our Investor Day in February, we are re-architecting how we serve customers. Well, we hit a milestone last quarter, for the first time processing as many transactions outside the branch as we do inside the branch with our tellers. This, quite frankly, is a massive shift, and it compares with only 41% of transactions that were completed through non-branch channels just two years ago. The implications on our cost structure going forward are pretty interesting.

Our other transformation metrics have been following suit as well. New deposit accounts opened outside the branch channels rose to 13% during the second quarter. Consumer and small business loans originated in digital channels or by our customer care center grew 25% over the first quarter of 2017 and by 9% year-over-year. These are our fastest growing channels and show that customers are responding to the convenience we're providing them across our banking platform.

Our data analytics and insights are really driving our sales activities and are starting to account for a more meaningful portion of our growth. Importantly, we remain focused on the control pillar of our three-part operating strategy. Of the three pillars, which are control, growth, and profitability, we list control first because we will not compromise to achieve growth or short-term profitability.

We continue to maintain a granular loan book during the quarter. Our average commercial loan size for example is just $369,000. We also continue to prudently manage our CRE, our commercial real estate exposure, and we diligently review all of these metrics to look at our exposures when considering potential acquisition targets.

Moving to the opportunistic M&A portion of our growth strategy, during the quarter, we announced two important acquisitions that strengthened our presence in two of Florida's most attractive markets: Palm Beach Community Bank, which built on the acquisition of the Grand Bankshares back in 2015 and expands our footprint in the important Palm Beach County market, as well as the acquisition of NorthStar Bank in Tampa, which is Florida's second largest MSA.

NorthStar complements our acquisition of GulfShore Bank, which closed during this current second quarter. We now have a strong presence in Tampa where we are executing frankly a playbook that was developed in Orlando that took us to become a top ten bank and the largest Florida-based bank in that market in only three years.

In summary, we're pleased with the results for the quarter, which show that our previous transformation investments have produced good returns for shareholders. We've made additional growth investments this quarter which are enumerated in the press release and which Chuck is going to discuss in a moment that we feel are critical to our ability to successfully innovate and scale.

One final thought, we're now well into the execution of our aggressive three-year plan, Vision 2020, for how we will continue to innovate how we serve our customers while we continue to expand our footprint in Florida, one of the nation's most attractive regions, and deliver enhanced returns for our shareholders. When we embarked on our transformation strategy about four and a half years ago, we envisioned a transformed community bank that would combine the brand strength of a 90-year family influenced institution with the cost efficiencies, the product breadth, and the convenience of some of the best, most technologically enabled large banks.

Well, we're proud of our progress towards our long-term goals and we're confident in our ability to increase our organic growth and quickly onboard strategic acquisitions to continue to maximize value for our shareholders.

As our model evolves, our associates remain the core of our business. They are excited by the opportunities we all see ahead, especially for banks our size.

With that, I'd like to turn the call over to Chuck, who's going to review our financial highlights for the quarter, and then we'd be happy to take some questions. Thanks, Chuck.

Chuck Shaffer: Thank you, Denny, and thank you all for joining this morning. As I provide my comments, I will reference the slide deck which can be found at www.seacoastbanking.com.

I'll start this morning on slide 5 discussing some of the highlights for the quarter. Net revenue increase 25% year-over-year to $55 million, and adjusted net income was up 38% to $12.7 million. Sequentially, net revenue increased 13.7% or $6.6 million, and adjusted net income was up 23% or $2.4 million.

Adjusted return on tangible common equity ended the quarter at 11.2%. Adjusted return on tangible assets was 1.02% for the quarter and the adjusted efficiency ratio declined to 61.2%. All three ratios have improved meaningfully from one year prior improvement. This improvement evidences are continued progression towards our Vision 2020 objectives and our commitment to continue to make progress in providing value for our shareholders.

During the quarter, we completed the acquisition of GulfShore Bank and announced an agreement to purchase NorthStar Banking Corporation, strengthening our position in attractive Tampa MSA. We also announced an agreement to purchase Palm Beach Community Bank, broadening our presence in South Florida, the state's largest MSA.

We achieved another record quarter for consumer and small business origination and reached 100,000 households by quarter end. For context in 2013, we served just over 66,000 households. This represents a 50% increase in households served since implementing our balanced growth strategy.

Let's move forward to slide 6, certain items, some of which we discussed on last quarter's call impacted non-interest expense in the second quarter. GulfShore and other acquisition-related charges totaled $5.1 million in the quarter and additionally, we added one more branch closure to 2017, bringing total branch closures year-to-date to five. This impacted the quarter by $1.9 million in consolidation related charges, and as discussed on the last call, we completed a lift-out of a commercial lending team focused on specialized equipment lending, impacting this quarter's expense by $571,000.

We recorded incentive expenses totaling $247,000 for one-time signing bonuses for audit and technology talent, investments we made to scale the organization for the growth we see ahead. We also had expenses related to opening a second customer support center in Orlando totaling $200,000, and we reported a net loss on other real estate owned of $161,000 for the quarter. Of note, this compares to a gain of $346,000 in the prior quarter, impacting quarter-over-quarter expenses by $507,000.

Looking more deeply at the quarter, let's move forward one slide to slide 7, net interest income. Net interest income was up $5.9 million sequentially, and the net interest margin was up 21 basis points sequentially due to higher short-term rates and outsized accretion on both loans and securities in the quarter. If you remove the effect of outsized accretion, the normalized NIM would have been 3.71%. Looking forward, we expect the net interest margin to be in the low to mid 370s throughout the remainder of 2017, and this assumes no change in short-term or long-term interest rates.

We remain asset-sensitive with a 100 to 200 basis point parallel increase in rates would equate to approximately 3% to 6% improvement in net interest income over a 12-month period and 6% to 12% improvement in net interest income on a 12- to 24-month period. We'll continue to manage through an asset-sensitive balance sheet which is bolstered by very valuable low cost deposit portfolio. The Fed funds rate was increased by 25 basis points in June, adding $0.01 per share to earnings to the current year, and this is in line with previous guidance we've provided.

Moving to slide 8, adjusted non-interest income increased $562,000 from the prior quarter and is up $1.4 million from the prior year’s second quarter, primarily the result of four factors: service charges on deposits primarily due to the acquisition of BMO's operations in Orlando; expansion of our BOLI program; continued increases in interchange income, the result in driving spend and activation using our automated marketing tools; and continued household acquisition.

Additionally, we saw an increase in other income this quarter, the result of pricing changes we implemented across the franchise on a number of services offered. The decline in mortgage banking fees quarter-over-quarter was a result of lower saleable originations in the second quarter as we saw a bigger percentage of our originations transition to portfolio product and lower refinance activity by our customers than in prior quarters.

Let's move forward one slide to slide 9. Adjusted non-interest expense was up $2.9 million from the prior quarter and up $5.4 million from the prior year’s second quarter. The quarter-over-quarter increase was a result of the addition of GulfShore's operating expenses adding $1.1 million. The equipment team we lifted out last quarter comprised $400,000 of the increase. One-time signing bonuses for technology and audit talent added $247,000, and the addition of the second customer support center added $200,000.

As I mentioned earlier, affecting this quarter, the net loss on other real estate-owned and other repossessed assets increased $500,000 in the prior quarter, the result of a loss of a $161,000 this quarter and a gain of $346,000 in the prior quarter.

Looking forward we expect a run rate for non-interest expense over the remainder of the year to be modestly lower than in the second quarter, excluding the impact of Palm Beach Community Bank and NorthStar Bank which are expected to close in the fourth quarter.

We continue to make progress on becoming more efficient in our retail network. We added a fifth closure to the four previously announced and are well on our way to closing 20% of our locations in the next 24 to 36 months. We believe branches are still valuable to our customers for more complex transactions, but simple tasks such as depositing or withdrawing funds are rapidly migrating to a digital world. During the second quarter, deposits outside the branch network increased to 39% from 33% in the same quarter one year prior, evidencing the continued transformation in customer preference.

We recorded a $3.9 million income tax provision in the second quarter, and the quarter tax provision benefited from the adoption of ASU 2016-09, improvements in employee share-based payment accounting. As a result, Seacoast recorded a benefit of $331,000 in the quarter and looking ahead, we expect our effective tax rate to be 35.5%.

Let's move one slide forward to slide 10. Our adjusted efficiency ratio decreased to 61.2%, in line with our internal objective. We feel confident in our ability to achieve our objective to exit the year with an adjusted efficiency ratio in the 50s, which will be the result of a more streamlined organization and a higher revenue from our business units.

Turning one slide forward to slide 11, loan outstandings continue to grow during the second quarter with growth in outstandings of $356 million. Excluding the impact of GulfShore, loans grew organically $105 million or 3.5% sequentially or 14% annualized. Excluding acquisitions, organic loans outstandings grew 18% year-over-year. The growth in loans continues to reflect the underpinnings of a strong Florida economy and continued customer reception of our relationship and convenience based approach to helping meet client needs.

Our pipelines remain very strong at quarter end and are at record levels. The commercial pipeline ended the quarter at $146 million, residential at $72 million, and the consumer small business in aggregate at $50 million. We're excited to bring the new commercial team and the GulfShore team into our lending businesses as we move forward, and the Tampa market is an exciting opportunity to continue to add additional growth to our balance sheet.

I'll point out that we continue to focus on building a well-diversified loan book. Our average commercial loan size is $369,000, and our top ten relationships as a percentage of total capital are 34% at the end of the second quarter, down from 36% at the end of the second quarter in 2016.

Looking forward, we expect loan growth to continue in the mid-teens and the loan yield should remain stable at the mid to low 460 range excluding any outsized effects of non-cash accretion on loans that are included in the purchase credit impaired or acquired loan pools.

Turning to Slide 12, deposit outstandings grew by $296 million quarter-over-quarter or up $474 million from the second quarter in the prior year. Excluding the impact of acquired deposits, total deposits increased 1% from one year prior. This declining growth in deposits quarter-over-quarter represents the seasonal impact of Florida summer months and our intentional choice not to compete on rate from some of the larger commercial and municipal price sensitive clients. Rates paid on deposits increased three basis points to 17 basis points quarter-over-quarter, reflecting the lag effect of a rise in short-term rates.

Looking ahead, we expect to grow deposit outstandings in the 6% range with modest increases in deposit rates base to customers as we compete more aggressively for funding. That being said, we believe our customers do not bank with us for rate, but for the value we provide through our up-to-date products, great service in our branches, and the convenience of a 24/7, 365-day-a-year call center, along with our online and mobile banking platforms.

Turning to slide 13, credit quality continues to be strong and our risk profile well-maintained. In the legacy portfolio, the ALLL ended the quarter at 95 basis points of loan outstandings, in line with the prior quarter. Net recoveries were $37,000 for the quarter compared to net charge-offs of $142,000 in the prior quarter and recoveries of $339,000 in the second quarter of the prior year. Looking forward, the provision for credit losses will continue to be influenced by loan growth.

Turning to slide 14, our capital position remains strong. The common equity tier 1 capital ratio was 12.1%, total risk based capital ratio was 14.5% and the tier 1 leverage ratio was 10.3% at June 30, 2017. The tangible common equity to tangible asset ratio was 8.9% at quarter end.

We remain focused on achieving our adjusted earnings per share guidance for 2017 of $1.28 to $1.32 per share, and our goal is to exit the year with an efficiency ratio in the 50s. We continue to expand our analytical and digital capabilities and have a track record of both organic and acquisition-related growth, as well as we're well-positioned to take advantage of what is a robust Florida economy.

I look forward to your questions, and I'll turn the call back to Denny.

Dennis Hudson: Great. Thanks, Chuck. And operator, we'd be pleased to take a few questions.

Operator: Thank you. We will now begin the question-and-answer session. [Operator instructions]. We have a question from David Feaster from Raymond James.

David Feaster: Hey, good morning, guys.

Dennis Hudson: Good morning, David.

David Feaster: Let's start with the NIM. Even excluding that you talked about the loan yields grew, even excluding the 13 basis points of accretion, could you maybe just walk us through what drove that? It was better than I was expecting, even though you are asset-sensitive. GulfShore was actually dilutive to the NIM if my math is correct. Could you just give us some details into what drove that and how much more of the benefit from the June hike you would expect in the third quarter?

Chuck Shaffer: Sure. I think, the way to think about it, we did have nice NIM expansion quarter-over-quarter. A fair amount of our loans are tied to LIBOR. And if you go back and look at LIBOR, LIBOR increased more rapidly than the actual Fed funds rate increase. So we saw about half of our loan book reprice in the prior quarter. We'll see about half of that reprice in the third quarter. So that helped, as well as in kind of comparing to the guidance we provided, the deposit portfolio outperformed our own expectations and we are only up three basis points quarter-over-quarter despite the increase in short-term rates. So we saw expansion on both sides.

And then, the other thing I'll point out is that our add-on rate for the quarter for loans was strong at 438 which was a pick-up from prior quarters as well, so nice performance in the NIM even when you remove the impact of the outsized accretion.

David Feaster: Okay. And just talking about organic loan growth, so looking for the mid-teens growth rate going forward, nice loan growth organically in the quarter, could you maybe just give us some detail on what drove the organic growth in the quarter?

Dennis Hudson: It was generally across all categories. I mean, we've kind of got everything performing pretty darn well at this point. And not to be overlooked is a strong growth in consumer and small business. When you look back over the last year or two, we've seen some nice improvements in mix and I think those mix improvements helped support the add-on rate that we just talked about.

That's been part of our plan as we've gone forward, and we'll continue to tweak the mix to try to achieve the best returns we can get while sticking to our really important guardrails around risk and the like. Any other thoughts there Chuck?

Chuck Shaffer: No, I’ll just point out the economy is still robust. We had strong growth particularly in Central Florida, I-4 corridor still continues to produce very well for us and we continue to see a good outlook on loan growth.

Dennis Hudson: And as you look ahead over the next year, we see a substantial growth in team as a result of the acquisitions in Tampa as well as folks that were already with us in Tampa. You roll that out in the next year and we're excited about what we can continue to do there in terms of producing growth.

As I said in my comments, we're going to run the same playbook, a very similar playbook that we ran in Orlando, and that combined with the exposure to that market, I think could meaningfully help us maintain really decent growth rates in some great markets, very robust markets.

David Feaster: Okay. That's helpful. And last one for me. Just like to talk about deposits. I believe you've highlighted 6% deposit growth going forward. Could you just talk about the competitive environment, your expectations for deposit betas going forward and your willingness to raise deposit prices going forward in order to hit that growth number, given that you noted that people don't bank with you for rate and you slowed growth because you don’t want to raise rates, so just some color there?

Dennis Hudson: Yes.

Dennis Hudson: Yes, I'll start off and then, Chuck, you can weigh in. But I would just say that the growth we've had has been outstanding over time. As Chuck mentioned in his comments, we actually were not as competitive in some of the institutional, and there we’re really primarily talking about municipalities and the like. We saw a lot of our municipal deposits rotating to some funds that are run by the state of Florida. Just not an area we want to get into; it’s something we have anticipated as we go into this period of potentially higher rates. I think that accounted for a big chunk of what happened this quarter in terms of a little bit lower growth rate.

As we look however deeper into the individual markets and look at our deposit growth even this quarter, when you adjust out some of those kinds of things like I mentioned and some other impacts, we see actually very strong growth, and we are pretty darn confident that we'll see this rotate back into a 6% plus deposit growth, but other comments, Chuck?

Chuck Shaffer: The only other thing I'll mention, you mentioned about deposit beta, just to give some color for your models or what have you, we run about a 14 basis point beta on 100 basis point increases. The big piece of why that is so low is, as you're well aware, our non-interest bearing checking still represents a big piece of the deposit funding and provides value in a rising rate scenario.

Dennis Hudson: And because of our activities, the sales activities particularly around some of the work we're doing with the digital both in cross-sell and prospect work that we're doing, those are our fastest growing line items, the non-interest bearing core deposits out there. So we'll continue to focus on that. We're getting better and better at turning these insights into much better growth than in relationship based deposits, and that's where it’s at right now.

So I think we'll see, as Chuck said in his remarks, we'll see some tweaking of our competitiveness in some areas, consumer CDs, for example, recently, but we were planning to maintain this incredibly valuable deposit book and actually have seen some tremendous growth. And just to reemphasize, we've seen very solid growth rates in markets for both consumer and especially for small business over the last year, and that continued into this quarter, although we had a little bit of an impact here with some of the things we talked about earlier. This is kind of the absolute low point for us for funding.

David Feaster: That's great color. Thanks, guys.

Dennis Hudson: Thanks.

Chuck Shaffer: Thanks, Dave.

Operator: We have a question from Michael Young from SunTrust.

Michael Young: Hi, good morning.

Dennis Hudson: Hi, Michael.

Chuck Shaffer: Hi, Mike.

Michael Young: I want to start off on the expense side, Chuck. It sounds like with the additional branch here you're going to close this year you'll have about 10% of a branch reduction relative to the 20% you expect. Can you maybe just talk a little bit about the timing of additional branch reductions and then also any other sort of expense improvement items that we should see in the back half?

Chuck Shaffer: Sure. I will be happy to answer the question, Mike. Yes, so we did achieve, five branch closures, and you're right, when we laid out the 20% over 24 to 36 months we're about halfway there, maybe a little over halfway based on the original number.

I would suggest to you that over the remainder of the year we have nothing that we're actively working on. Anything that were to be put together we would most likely impact the 2018. There will be some consolidation as we move through the acquisitions that will happen as we talked about in the prior discussion. So excluding that, just on the legacy franchise, I think we've done what we're going to get done in ’17 and the work we'll do on further branch consolidation will happen in ’18.

What I would say to you too is that just on expenses in general, some of the work we've done earlier in the year just materialized sort of halfway through the second quarter. We'll see some of that show up as we move forward. And we're continuing to work through the organization to streamline and curtail expenses.

Michael Young: Okay, great. And then just on the adjusted efficiency ratio guidance in the 50s going into 2018, are you talking about on a full year basis or just fourth quarter?

Chuck Shaffer: Exiting the year is the way to think about it, so fourth quarter moving into first quarter.

Michael Young: Okay, great. And then maybe just one for Denny. Kind of zooming out a little bit, we've got some additional acquisitions, higher interest rates than when Vision 2020 was laid out. So I assume that's all sort of a benefit to that target. I mean at some point are we starting to think about that as Vision 2019 or is it too early to kind of move the guideposts up?

Chuck Shaffer: We're still targeting our Vision 2020 is an exit 2019 into 2020 objective. And as we move forward, if we see positive momentum there we’ll certainly bring back those thoughts.

Dennis Hudson: I think the key point is we feel really comfortable, we're on track for hitting our promise in February when we were at the Investor Day. We feel really good about it. The thing that excites me the most is some of the success we continue to build out of a lot of transformation work that we earlier talked about. As I said, that's beginning to contribute a more meaningful part of our growth and all of the growth that it contributes is driving fee revenue, it's driving deeper relationships with our customers, and it's driving low cost funding as well as some of the higher yielding small business loans and consumer loans as we go forward.

And so we're at a really important point where we'll continue to invest in those structures and in that transformation because we think it really begins, as we laid out in Investor Day, it really begins to drive momentum in terms of our returns to shareholders. So, very excited about that and very optimistic that we'll hit the numbers that we talked about, and who knows, as we get a little deeper into it, we may have an update to talk to you about in terms of getting there a little faster. We'll just have to see how it lays out.

Michael Young: Thanks for the color.

Dennis Hudson: Great.

Chuck Shaffer: Thanks, Mike.

Operator: The next question comes from Steve Moss from FBR Capital.

Kyle Peterson: Hey good morning guys. It's actually Kyle Peterson on for Steve today. Just wondering if you could talk a little bit more kind of on the loan deposit growth going forward - I mean obviously, you're targeting kind of mid-teens loan growth, 6% deposit growth for the time being: Do you guys have like a target either timing or loan-to-deposit ratio kind of where you would want to kind of grow those on a more matched basis, just given that the current run rate will obviously have that loan deposit ratio creeping up over time?

Dennis Hudson: I'll just add a comment here. We've seen some pretty dramatic improvement in the loan deposit ratio over the last several years as we've continued to lay out the growth rates that you described. And we think we have a little more gas in that tank to continue to improve that ratio and comments, Chuck, on kind of our thinking there?

Chuck Shaffer: You mentioned it’s mid-teen loan growth, 6% deposit growth and if you just run that out in your model, I think you'll see towards the latter part of ’18, we approach about a 90% loan to deposit ratio. So, I think we’ve got plenty of runway ahead there to continue to expand the ratio and realize the benefits from that.

Dennis Hudson: And again, one thing to keep in mind is the mix of loans and how that could change over the next couple of years and produce greater fee growth for us while also supporting decent loan growth. And so we're mindful of that, and I guess what we're saying is we're comfortable pushing up to the 90% range in the next couple of years. We see that happening.

And in the meantime, we have a lot of levers we can pull to begin to move away from balance sheet more into fees. It's an important theme, internally, that we'll continue to look at.

Kyle Peterson: Okay. I noticed you guys made the decision in the portfolio, a greater portion of resi-mortgage production. I guess is that driven just by the kind of current mortgage banking market? Do you just like the economics of the stuff on the balance sheet better and kind of—is it ARM’s, is it fixed rate, just a little more color on the strategy there?

Dennis Hudson: Yes, it's a combination of things. But no doubt the marketplace here is driving some of that mix change. Having said that, as I said, there are a lots of levers we can pull, a lot of dials we can adjust to kind of put that back in a better place, and that's one thing. That's the current topic here and we expect to see that begin to kind of evolve in a more favorable direction to bring our fees back into the income statement.

But no doubt the market has shifted a little and will continue to shift. By that we're seeing tighter inventory across the state, again, not at a level that gives us concern, but it’s a tighter market. We see tremendous growth out there. We're seeing growth in construction spend at this point, and that's having some impact as well as more jumbo demand out there. Having said that, we had great growth in some of our pipelines in the other categories as well. So, we'll continue to adjust and hit our targets.

Kyle Peterson: Okay. And I guess is the incremental resi that's growing on balance sheet versus sold-off, is that jumbo, is that more standard agency fixed or what's going on?

Dennis Hudson: This quarter it leaned a little bit into some of the construction lending. That was an impact as well as a little bit of jumbo.

Kyle Peterson: Okay. And then last one for me, and I'll hop out. Wondered if you could talk a little bit more about the accretion kind of map from here given with GulfShore, early schedule basis, obviously we'll get something from GulfShore and then Palm Beach and NorthStar in the later parts of the year, just where you see that going in the last two quarters and beyond?

Chuck Shaffer: To jump in there, that’s really hard to predict. It's all really related to customers either refinancing or paying off credit. And so it's something that is virtually unpredictable. But we did sort of reload the purchase pool with the GulfShore acquisition, and when we acquire the other two institutions that will definitely add to the unaccreted discount. So, it's difficult to predict. In the quarter itself, as we talked about, we had about 13 basis points, 10 basis points with loans, three basis points securities, but we don't really count on that. Looking forward, we just use our run rate on accretion.

Dennis Hudson: So, said another way, it continues to be somewhat volatile. If you look back over time, we've tended to talk in terms of eight or ten basis points over time, and that probably will continue. I would say particularly with the pending acquisitions, continuing to build the purchase loan book, which is marked, we'll continue to see that and be dealing with that for some time again. We don't count on it, but it seems to be there every quarter.

Kyle Peterson: Right. Okay. So, eight to ten bps kind of on a scheduled basis. And then obviously the accelerated will be some push and pull, but eight to ten bps is good, on average.

Kyle Peterson: Okay. Thanks, guys.

Dennis Hudson: And I would just say some of the volatility has to do with really positive things happening with businesses being sold to larger companies that are not borrowing locally, we've seen some of that, and I think it's just indicative of the positive environment we continue to operate in which the other side of that coin is it continues to drive robust loan growth. So, while we suffer through a little bit of volatility on that line item, it's also producing very nice loan growth for us across the board.

Kyle Peterson: Okay. Yes. Thanks for the color, guys. I'll hop back now.

Dennis Hudson: Thanks, Kyle.

Operator: The next question comes from Jeff Cantwell from Guggenheim Securities.

Jeff Cantwell: Hi, good morning.

Dennis Hudson: Morning.

Chuck Shaffer: Morning, Jeff.

Jeff Cantwell: Most of my questions have already been answered. Just on the back of your comments earlier about asset sensitivity, can you just give us some color on how you're thinking about your asset sensitivity and looking out over time? Just want to be able to think through all the puts and takes given that your digital strategy has been gaining traction but also just thinking about what your asset sensitivity profile looks like once you pull out all your acquisitions as well as it relates to your historical asset sensitivity. Thanks.

Chuck Shaffer: Great. I'll kind of make a few comments there and not to reiterate what we said, but 3% to 6% in a 100 to 200 type NII improvement and 6% to 12% on a 12- to 24-month period, I think we continue to stay in that kind of range as we move forward. I'll point out that the acquisitions we acquired: GulfShore had a fairly large variable book nature to it. So, I don't think in any way it interrupts our asset sensitivity. And then looking at the two acquisitions we're doing later this year, both those asset profiles are fairly asset sensitive as well. So, I don't see that changing. I can only see it getting slightly better as we move forward as far as creating more asset sensitivity.

When you look at our loan book, 58% of it is fixed, 42% of it is variable adjustable, and our investment portfolio is about 60% fixed, 40% variable. So, still plenty of asset sensitivity on the balance sheet. And then when you combine that with the core deposit portfolio, which is a very long duration, highly diversified, low cost core portfolio, it just leads to NIM expansion and higher rates.

Dennis Hudson: And again, the work we're doing to grow that low cost- no cost funding is a key attribute to driving value over the next couple of years, and the work we're doing in some of the transformational things that we talked about earlier, the use of analytics to help drive those kinds of relationships, being able to use that information to refocus the organization, or keenly focus the organization in the right areas of growth, not just growing the balance sheet, but growing the balance sheet in areas that really provide great returns for shareholders is a key focus for us going forward. So, we think it's a game changer for us and will put us in a stronger position than many as we navigate the next couple of years and achieve our 2020 Vision.

Jeff Cantwell: Great. Thanks very much.

Chuck Shaffer: Thanks, Jeff.

Operator: The next question comes from Christopher Marinac from FIG Partners.

Christopher Marinac: Thanks. Good morning, guys. Chuck, I want to go back to expenses, I guess slide 9. So, as we look at the next couple of quarters and kind of the implied guidance for the second half, do expenses still grow on an absolute basis in dollars? I realize that maybe the change in the percentages may shift, but I just want to understand if the absolute dollars are still growing.

Chuck Shaffer: I think the way to think about it is if you look at the second quarter, I think we'll be modestly lower than the second quarter and the third and fourth on a legacy basis. But in the fourth quarter, obviously, we have the two acquisitions coming on. So, you have to consider that. And so when the two acquisitions come on, we will see expense increases in the fourth quarter related to operating expenses from those two organizations. But that's the way I’d think about expenses looking forward.

Christopher Marinac: Okay, that's great. And then is 2018 a part of the story that you're operating leverage gets greater than what you've been able to achieve here in recent quarters?

Chuck Shaffer: When you look back historically, we continue to create operating leverage. Again, if you look at the Vision 2020 medium term guidance we gave, that obviously shows continued expansion in operating leverage. And with the efficiency ratio moving downward into the 50s, it's all just evidence to the fact that operating leverage continues to be created over time.

Dennis Hudson: Our plan is to get into the 50s as we exit this year. And when you look at the 2020 Vision, just to reiterate what Chuck just said, we'll be down into the 50s as we move through next year and we expect to see continuous improvement in operating leverage driven by primarily some of the transformation activities that we have.

We have a clear-cut path and a roadmap to reduce our cost-to-serve while improving the way we serve our customers. We have a clear-cut pathway to continue to grow in the right kinds of asset classes with the right kind of funding over time,—the combination of the two really drive improved operating leverage. That's the whole game over the next couple of years.

And it wouldn't be there without the transformation work that we're doing. It’s aided by the scaling that occurs with the right kind of M&A when we see opportunistic things to select that really fit well in building a franchise here across the state of Florida.

Christopher Marinac: Great, that's helpful, guys. And just I guess one more separate question. If we have another one or two Fed rate hikes, to what extent does that help validate the model in terms of what you have to pay incrementally? Just sort of curious if you can see signs where you don't have to be paying as much as rates change.

Chuck Shaffer: When you say pay, you're referring to deposit customers?

Christopher Marinac: Correct. Exactly.

Chuck Shaffer: I think, yes, that is one of the benefits we have with the deposit portfolio is the NIM expansion and the deposit betas that are there. I think this quarter evidence if you look back over the increase in short-term rates and where it's been and we're only up three basis points quarter-over-quarter, it shows the strength of that.

And I think when you look out with a couple more increases in the Fed funds rate, and it's very speculative if that were to happen, it continues to create value with NIM expansion looking forward.

Christopher Marinac: Great, guys. Thanks again. Appreciate the background.

Dennis Hudson: Thanks, Chris.

Operator: We have no further questions. I would like to turn the call over to Mr. Hudson for closing remarks.

Dennis Hudson: Great. Thank you, operator, and thanks to everybody on the call this morning. We appreciate your interest and look forward to giving you an update as we hit the next quarter. Thank you very much.

Operator: Thank you. Ladies and gentlemen, this concludes today's conference. We thank you for participating. You may now disconnect.